UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 29, 2006

Renhuang Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Nevada
(State or Other Jurisdiction of Incorporation)

0-24512	88-1273503
(Commission File Number)	(IRS Employer Identification Number)

c/o Viking Investments
65 Broadway, Suite 888
New York, NY 10006
(Address of Principal Executive Offices)

(212) 430 6548
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13-e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.
Entry into a Material Definitive Agreement.

On August 28, 2006, Renhuang Pharmaceuticals, Inc., a Nevada corporation (the ‘‘Company’’) and Harbin Renhuang Pharmaceutical Company Limited, a Corporation incorporated under the laws of the British Virgin Island, (the “BVI”) entered into a Share Exchange Agreement (the “Agreement”) pursuant to which the Company acquired all of the outstanding capital stock of BVI in exchange for 29,750,000 shares of the Company’s common stock, par value $0.001 per share, representing 85% of the Company’s capital stock on a fully diluted basis after taking into account the transactions contemplated herein, including the Exchange of shares. After giving effect to the Exchange, there will be approximately 35,000,000 shares of Company Common Stock issued and outstanding.

BVI is a holding company and owns 100% of Harbin Renhuang Pharmaceutical, Ltd., incorporated under the laws of the Peoples Republic of China (“Renhuang China”).

The closing of the transactions contemplated hereby (the “Closing”) shall take place at the offices of Viking Investments on or before August 31, 2006 (the “Closing Date”) at 10:00 a.m., or at such place and time as mutually agreed upon by the parties hereto.

As a condition precedent to the closing of the transaction, Renhuang China will, at no cost to the Company, deliver audited balance sheets, the related statements of operations and cash flows for the twelve months ended October 30, 2005 and October 30, 2004 and reviewed balance sheets, the related statements of operations and cash flow for the six months ended April 30, 2006 of Renhuang China, together with the notes thereto (the “Financial Statements”), prepared in accordance with U.S. generally accepted accounting principles, US GAAP, applied on a basis consistent throughout all periods presented. The Financial Statements shall fairly present the financial position of the Company as of the dates and for the periods indicated.

EXHIBITS

10.1	Share Exchange Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Renhuang Pharmaceuticals, Inc

Dated: August 29, 2006	By /s/ Li Shaoming
Li Shaoming
Chief Executive Officer